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                                                                   EXHIBIT 10.15

                       Description of Certain Management
                      Compensatory Plans and Arrangements
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     In addition to the written management contracts and compensatory plans, contracts and arrangements of Smart & Final Inc. (the "Company") which are Exhibits to this Annual Report on Form 10-K, the Company maintains the following unwritten plans and policies as a means to provide incentives to its executive officers. These plans and policies are reviewed and revised annually by the Compensation Committee of the Company's Board of Directors and are in addition to the other plans and policies which are generally available to all of the full-time employees of the Company other than employees of Smart & Final Foodservice (formerly known as Port Stockton Food Distributors, Inc.) and Henry Lee Company (who have separate benefit plans and arrangements).

     1.  Executive Medical Insurance Plan.  In addition to the generally
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available medical insurance coverage, the Company also maintains an executive medical insurance plan for its executive officers. This plan reimburses such executive officers for certain medical expenses that are not covered by the general medical insurance plan and extends the medical benefits otherwise available under the general medical insurance plan in the event of such executive officers' total disability.

     2.  Executive Life Insurance Plan.  The Company gives its executive
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officers the opportunity to obtain individual term life insurance policies in addition to being covered under the Company's group term life insurance plan.
If an executive officer elects to obtain an individual policy, the Company takes responsibility for that portion of the individual policy's premium equal to the cost of such executive's coverage under the group plan minus a $50,000 exclusion for group term life insurance still provided under the group plan. The Company pays the entire premium for each individual policy and invoices the appropriate executive officer for the portion of the premium that is not covered by the Company.

  3.  Annual Incentive Bonus Plan.  The Company maintains an annual incentive
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bonus plan for executive officers.  For fiscal 1998 target bonus amounts for executive officers were based almost entirely on the attainment of certain corporate earnings per share, with a small portion of the target bonus amount based on the attainment of approximately five to eight individual performance goals. Once goals were selected, competitive target bonuses were established at median levels, when compared with other companies of comparable size and complexity in the retail and wholesale food distribution business and in other comparable businesses (including, for example, certain non-food multi-unit retail companies), with target bonus amounts varying by level of responsibility. For fiscal 1998, target bonuses ranged from 30% of base salary for regional vice presidents to 60% of base salary for senior management other than the Chief executive officer. Actual bonuses are determined after the company's fiscal year end. In fiscal 1998, no bonuses were paid to executive officers other than certain prorated

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bonuses guaranteed pursuant to the Executive Severance Plan paid to three former executive officers.

  4.  Tax Preparation/Financial Planning Reimbursement Plan.  The Company has a
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tax preparation and financial planning reimbursement plan under which eligible executive officers of the Company are entitled to receive reimbursement for reasonable expenses incurred in connection with the preparation of their personal income tax filings and/or in connection with their financial planning up to a maximum of $2,500. This plan does not provide for reimbursement of any income tax liabilities or payments.

  5.  Automobile Allowance and Expense Plan.  The Company provides a monthly
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automobile allowance to eligible executive officers of between $600 and $800 per month ($1,000 in the case of the Chief Executive Officer). The plan also provides general liability automobile insurance coverage for the eligible officer's vehicle, a gasoline credit card, and a vehicle maintenance allowance of $2,500/year.



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